Exhibit 99.1

VBI Vaccines Announces Multiple Abstracts Accepted for Poster Presentations at

EASL 2021

CAMBRIDGE, Mass. (June 9, 2021) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that two abstracts featuring data from the Company’s prophylactic and therapeutic hepatitis B (HBV) candidates have been accepted for presentation at The Digital International Liver Congress™ 2021 (ILC), the Annual Meeting of the European Association for the Study of the Liver (EASL), taking place June 23-26, 2021.

The presentation details are as follows:

Late-Breaker e-Poster Presentation : VBI-2601 (BRII-179) HBV Immunotherapeutic Candidate

Abstract Number: PO-2575

Presentation Title: Restoration of HBV-specific immune responses with therapeutic vaccine BRII-179 (VBI-2601) in chronic HBV patients in a phase 1b/2a study

Presenter: Man-Fung Yuen, DSc, M.D., Ph.D, Professor of Medicine at the Li Shu Fan Medical Foundation, Chief of Gastroenterology and Hepatology and Deputy Head of the Department of Medicine at The University of Hong Kong, Deputy Chief of Service of the Department of Medicine at Queen Mary Hospital, Hong Kong and the Assistant Dean of the Faculty of Medicine at the University of Hong Kong

e-Poster Presentation : VBI’s Prophylactic 3-Antigen HBV Vaccine Candidate

Abstract Number: 420

Presentation Title: A 3-antigen prophylactic hepatitis B virus vaccine confers rapid onset of protection in young adults, age 18-45, compared to a single-antigen hepatitis B virus vaccine

Presenter: Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer

About Hepatitis B

Hepatitis B is one of the world’s most significant infectious disease threats with more than 290 million people infected globally. HBV infection is the leading cause of liver disease and, with current treatments, it is very difficult to cure, with many patients going on to develop liver cancers. An estimated 900,000 people die each year from complications of chronic HBV such as liver decompensation, cirrhosis, and hepatocellular carcinoma.

About VBI-2601 (BRII-179)

VBI-2601 (BRII-179) is a novel recombinant, protein-based HBV immunotherapeutic candidate that builds upon the 3-antigen conformation of VBI’s prophylactic 3-antigen HBV vaccine candidate, and is designed to target enhanced B-cell and T-cell immunity. VBI-2601 (BRII-179) is being developed in collaboration with Brii Biosciences in the licensed territory of China, Hong Kong, Macau, and Taiwan as part of a potential functional cure for chronic hepatitis B infection.

About VBI’s 3-Antigen Hepatitis B Vaccine

VBI’s vaccine candidate is a 3-antigen hepatitis B vaccine, comprised of the S, pre-S1, and pre-S2 surface antigens of the hepatitis B virus, and is approved for use and commercially available in Israel. In December 2017, VBI initiated patient dosing in a global Phase 3 clinical program that consisted of two concurrent pivotal studies: PROTECT, a safety and immunogenicity study, and CONSTANT, a lot-to-lot consistency study. Data from both the PROTECT study and the CONSTANT study, which were announced in June 2019 and January 2020, respectively, comprise the basis for the regulatory submissions in the U.S. and Europe, which were submitted in November 2020, and for Canada and the U.K., which are in process. This vaccine is sold under the name Sci-B-Vac® in Israel.

To learn more about VBI’s 3-Antigen Hepatitis B vaccine candidate visit: https://www.vbivaccines.com/sci-b-vac/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/
News and Resources: http://www.vbivaccines.com/news-and-resources/ Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 2, 2021, and filed with the Canadian security authorities at sedar.com on March 2, 2021, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com